Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE Contact: Douglas Ian Shaw Corporate Secretary (631) 727-5667	4 West Second Street Riverhead, NY 11901 (631) 727-5667 (Voice) - (631) 727-3214 (FAX) invest@suffolkbancorp.com

SUFFOLK BANCORP ANNOUNCES EARNINGS FOR THE SECOND QUARTER OF 2010

Riverhead, New York, July 15, 2010 — Suffolk Bancorp (NASDAQ - SUBK) today released the results of its operations during the second quarter of 2010. Earnings-per-share were $0.50, a decrease of 15.3 percent from $0.59 during the comparable period of 2009. Net income was $4,792,000, down 16.0 percent from $5,708,000 during the same quarter last year. Earnings-per-share for the year to date were $0.66, down 44.1 percent from $1.18 a year ago. Net income for the year to date was $6,324,000, down 44.4 percent from $11,367,000 posted during the first half of 2009. A detailed financial summary follows the text.

J. Gordon Huszagh, President and Chief Executive Officer remarked, “During the past quarter, economic indicators have continued to send mixed signals about the direction of the economy. All things considered, we are glad to be able to report that key ratios of performance for the quarter held up well. Return on average equity was 13.75 percent, below our historic norms, but 4.2 times the average of 3.28 percent for our peer group at the end of the first quarter, the most recent period for which peer information is available. Return on average assets was 1.11 percent, or 3.1 times the peer average (Source: Federal Financial Institutions Examination Council — Uniform Bank Performance Report as of March 31, 2010 — Insured commercial banks having assets between $1 billion and $3 billion). Our net interest margin was 5.05 percent, among the widest in the industry owing to the modest cost of funding. We did this while making a quarterly provision for loan losses of $2,983,000 which was 2.8 times the provision for loan losses made during the same quarter last year, and increasing total risk-based capital to 12.10 percent at June 30, 2010 from 11.09 percent at June 30, 2009.”

Mr. Huszagh went on to say, “We know that one of the greatest concerns of investors is the quality of our assets. As we have disclosed previously, the prolonged slump in the economy has strained the resources of some of our borrowers. We are a community bank that relies upon net interest income generated by the relationships it builds with the owners of small and medium-sized businesses, in contrast to certain large banks that profit from the proprietary trading of securities and derivatives. Therefore, our prospects are tied more to Main Street than to Wall Street. At the start of the current recession, Suffolk’s primary market area was wealthier than many other markets. Owners of small businesses and other customers appeared to have greater financial reserves than similar customers in other regions of the nation, and the development of real estate, both residential and commercial, was more mature and therefore less speculative. This contributed to a steadier and less dramatic decline than elsewhere; and our borrowers remained current in their obligations longer. However, as time has passed, the economy appears to have stabilized at lower levels of output and higher levels of unemployment than before 2008. Accordingly, year over year, our allowance for loan losses has increased by 91.9 percent to $20,866, 000 from $10,873,000 at this time last year. The allowance is computed using a methodology that accounts for current economic conditions, and it is subject to validation by an independent third party, so we believe that it

PRESS RELEASE July 15, 2010 Page 2 of 5

adequately provides for the risks we now face in our loan portfolio. While we work continuously with our borrowers to achieve the best possible outcomes, certain of our credits have migrated sufficiently past due that we have decided prudentially that we would charge-off $3,249,000 during the quarter, net of recoveries, in comparison with $167,000 last year, while continuing the effort to recover those balances, although there can be no assurance that we will be able to do so.”

He continued, “Non-performing assets amounted to $36,097,000, or 3.11 percent of total loans at June 30, 2010, up from $31,731,000 at March 31, 2010, and $21,125,000 at this time last year. This continues to compare favorably to the average of our peer group which was 3.65 percent of total loans at March 31, 2010, the most recent period for which information is available (Source: Federal Financial Institutions Examination Council — Uniform Bank Performance Report as of March 31, 2010 — Insured commercial banks having assets between $1 billion and $3 billion). The actual exposure that presents to Suffolk is as follows: of the $36,097,000 of non-performing loans, $31,966,000 is secured by collateral valued at about $57,493,000 having a cumulative loan-to-value of approximately 56 percent. The unsecured portion of $4,131,000 amounts to 36 basis points (36/10,000ths) of net loans at quarter end. However, I want to point out that of the $36,097,000 not accruing interest, $7,736,000 represents credit to one borrower which, in consultation with the primary regulator of Suffolk County National Bank, our banking subsidiary, we determined to place on non-accrual status, although all payments are current and have been since inception, and has a ratio of loan-to-current appraised-value (June 2010) of 59.5 percent. Without this credit, non-performing assets would have decreased to $28,361,000 or 2.45 percent total loans.”

Mr. Huszagh went on to say, “Even in the face of considerable ambiguity about the direction of the economy, and significant regulatory uncertainty, we have been able to meet our fundamental commitment to our shareholders which is to preserve and increase their equity. We hope to continue to meet this commitment, but I feel that it is important to note that the current economic cycle has not either worked itself through or given clear indicators as to its direction in the future. Accordingly, we anticipate that we will provide for and charge off loans at greater levels than in the past for some quarters to come. Additionally, current financial regulatory reform appears to impose considerably greater burdens of compliance than in the past, and it is reasonable to expect that non-interest expense is likely to increase and stabilize at higher percentages of revenues than in the past. Still, we will soldier on, keeping the long-term interests of our shareholders front and center, making the best of our opportunities as they present themselves.”

Suffolk Bancorp is a one-bank holding company engaged in the commercial banking business through Suffolk County National Bank (“SCNB”), a full service commercial bank headquartered in Riverhead, New York. Organized in 1890, SCNB has 29 offices in Suffolk County, New York.

Safe Harbor Statement Pursuant to the Private Securities Litigation Reform Act of 1995

This press release may include statements which look to the future. These can include remarks about Suffolk Bancorp, the banking industry, and the economy in general. These remarks are based on current plans and expectations. They are subject, however, to a variety of uncertainties that could cause future results to vary materially from Suffolk’s historical performance, or from current expectations. Factors affecting Suffolk Bancorp include particularly, but are not limited to: changes in interest rates; increases or decreases in retail and commercial economic activity in Suffolk’s market area; variations in the ability and propensity of consumers and businesses to borrow, repay, or deposit money, or to use other banking and financial services; and changes in government regulations.

PRESS RELEASE July 15, 2010 Page 3 of 5

STATISTICAL SUMMARY

(unaudited, in thousands of dollars except for share and per share data)

	2nd Qtr 2010	2nd Qtr 2009	Change	6 Mos. 2010	6 Mos. 2009	Change
EARNINGS
Earnings-Per-Share - Basic	$0.50	$0.59	(15.3%)	$0.66	$1.18	(44.1%)
Cash Dividends-Per-Share	0.22	0.22	0.0%	0.44	0.44	0.0%
Net Income	4,792	5,708	(16.0%)	6,324	11,367	(44.4%)
Net Interest Income	19,344	18,909	2.3%	38,590	37,048	4.2%

AVERAGE BALANCES
Average Assets	$1,720,074	$1,657,334	3.8%	$1,722,749	$1,642,109	4.9%
Average Net Loans	1,145,213	1,117,737	2.5%	1,147,334	1,103,222	4.0%
Average Investment Securities	463,885	426,120	8.9%	462,387	433,754	6.6%
Average Interest - Earning Assets	1,612,753	1,543,857	4.5%	1,612,747	1,537,029	4.9%
Average Deposits	1,440,853	1,364,631	5.6%	1,409,629	1,318,788	6.9%
Average Borrowings	109,512	131,531	(16.7%)	138,344	166,529	(16.9%)
Average Interest - Bearing Liabilities	1,057,269	1,023,111	3.3%	1,068,106	1,034,141	3.3%
Average Equity	139,368	120,541	15.6%	138,558	117,952	17.5%

RATIOS
Return on Average Equity	13.75%	18.94%	(27.4%)	9.13%	19.27%	(52.6%)
Return on Average Assets	1.11%	1.38%	(19.6%)	0.73%	1.38%	(47.1%)
Average Equity/Assets	8.10%	7.27%	11.4%	8.04%	7.18%	12.0%
Net Interest Margin (FTE)	5.05%	5.11%	(1.2%)	5.03%	5.04%	(0.2%)
Efficiency Ratio	56.45%	57.66%	(2.1%)	55.54%	56.78%	(2.2%)
Tier 1 Leverage Ratio Jun. 30	8.01%	7.88%	1.7%
Tier 1 Risk-based Capital Ratio Jun. 30	10.84%	10.21%	6.2%
Total Risk-based Capital Ratio Jun. 30	12.10%	11.09%	9.1%

ASSET QUALITY
during period:
Net Charge-offs	$3,249	$167	1,845.5%	$3,337	$203	1,543.8%
Net Charge-offs/Average Net Loans (annualized)	1.13%	0.06%	1,783.3%	0.58%	0.04%	1,350.0%
at end of period:
Loans Not Accruing Interest/Loans Past Due 90 Days	$36,097	$11,050	226.7%
Restructured Loans Past Due 90 Days	—	10,075	0.0%
Foreclosed Real Estate (“OREO”)	—	—	0.0%
Total Non-performing & Restructured Assets	36,097	21,125	70.9%
Allowance/Non-performing & Restructured Assets	57.81%	51.47%	12.3%
Allowance/Loans, Net of Discount	1.80%	0.96%	87.5%
Net Loans/Deposits	78.21%	78.62%	(0.5%)

EQUITY
Shares Outstanding	9,652,708	9,598,539	0.6%
Common Equity	$143,196	$123,665	15.8%
Book Value Per Common Share	14.83	12.88	15.1%
Tangible Common Equity	142,382	122,851	15.9%
Tangible Book Value Per Common Share	14.75	12.80	15.2%

LOAN DISTRIBUTION
at end of period:
Commercial, Financial & Agricultural Loans	$260,674	$249,705	4.4%
Commercial Real Estate Mortgages	404,335	369,376	9.5%
Real Estate - Construction Loans	119,519	133,396	(10.4%)
Residential Mortgages (1st and 2nd Liens)	209,264	214,444	(2.4%)
Home Equity Loans	88,805	82,093	8.2%
Consumer Loans	75,576	85,017	(11.1%)
Other Loans	1,016	1,009	0.7%

Total Loans (Net of Unearned Discounts)	$1,159,189	$1,135,040	2.1%

PRESS RELEASE July 15, 2010 Page 4 of 5

CONSOLIDATED STATEMENTS OF CONDITION

(unaudited, in thousands of dollars except for share and per share data)

	June 30,
	2010	2009	Change
ASSETS
Cash & Due From Banks	$48,609	$86,485	(43.8%)
Federal Reserve Bank Stock	652	652	0.0%
Federal Home Loan Bank Stock	5,462	5,609	(2.6%)
Investment Securities:
Available for Sale, at Fair Value	444,435	388,332	14.4%
Obligations of States & Political Subdivisions, Held to Maturity	10,250	14,261	(28.1%)
Corporate Bonds & Other Securities	100	100	0.0%

Total Investment Securities	454,785	402,693	12.9%

Total Loans	1,159,189	1,135,040	2.1%
Allowance for Loan Losses	20,866	10,873	91.9%

Net Loans	1,138,323	1,124,167	1.3%

Premises & Equipment, Net	22,569	23,774	(5.1%)
Accrued Interest Receivable, Net	7,022	7,012	0.1%
Goodwill	814	814	0.0%
Other Assets	24,716	20,961	17.9%

TOTAL ASSETS	$1,702,952	$1,672,167	1.8%

LIABILITIES & STOCKHOLDERS’ EQUITY
Demand Deposits	$513,781	$497,014	3.4%
Saving, N.O.W. & Money Market Deposits	613,171	585,641	4.7%
Time Certificates of $100,000 or More	223,902	231,611	(3.3%)
Other Time Deposits	104,627	115,653	(9.5%)

Total Deposits	1,455,481	1,429,919	1.8%

Federal Home Loan Bank Borrowings	82,900	90,000	(7.9%)
Dividend Payable on Common Stock	2,124	2,112	0.6%
Accrued Interest Payable	647	904	(28.4%)
Other Liabilities	18,604	25,567	(27.2%)

TOTAL LIABILITIES	1,559,756	1,548,502	0.7%

STOCKHOLDERS’ EQUITY
Common Stock (par value $2.50; 15,000,000 shares authorized; 9,652,708 and 9,598,539 shares outstanding at June 30, 2010 and 2009, respectively)	34,137	33,988	0.4%
Surplus	22,464	21,261	5.7%
Treasury Stock at Par (4,002,158 and 3,996,878 shares, respectively)	(10,005)	(9,992)	0.1%
Retained Earnings	95,099	86,201	10.3%

	141,695	131,458	7.8%

Accumulated Other Comprehensive Income (Loss), Net of Tax	1,501	(7,793)	(119.3%)

TOTAL STOCKHOLDERS’ EQUITY	143,196	123,665	15.8%

TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$1,702,952	$1,672,167	1.8%

PRESS RELEASE July 15, 2010 Page 5 of 5

CONSOLIDATED STATEMENTS OF INCOME

(unaudited, in thousands of dollars except for share and per share data)

	For the 3 Months Ended			For the Year to Date
	6/30/10	6/30/09	Change	2010	2009	Change
INTEREST INCOME
Federal Funds Sold & Interest from Bank Deposits	$3	$3	0.0%	$5	$4	25.0%
United States Treasury Securities	71	99	(28.3%)	142	198	(28.3%)
Obligations of States & Political Subdivisions	1,960	1,757	11.6%	3,839	3,450	11.3%
Mortgage-Backed Securities	1,979	1,713	15.5%	4,069	3,546	14.7%
U.S. Government Agency Obligations	203	656	(69.1%)	405	1,443	(71.9%)
Corporate Bonds & Other Securities	125	153	(18.3%)	225	211	6.6%
Loans	17,508	17,647	(0.8%)	35,081	34,876	0.6%

Total Interest Income	21,849	22,028	(0.8%)	43,766	43,728	0.1%

INTEREST EXPENSE
Saving, N.O.W. & Money Market Deposits	864	867	(0.3%)	1,724	1,798	(4.1%)
Time Certificates of $100,000 or more	761	852	(10.7%)	1,562	1,631	(4.2%)
Other Time Deposits	453	674	(32.8%)	929	1,418	(34.5%)
Federal Funds Purchased & Repurchase Agreements	1	—	100.0%	2	120	(98.3%)
Interest on Borrowings	426	726	(41.3%)	959	1,713	(44.0%)

Total Interest Expense	2,505	3,119	(19.7%)	5,176	6,680	(22.5%)

Net-interest Income	19,344	18,909	2.3%	38,590	37,048	4.2%
Provision for Loan Losses	2,983	1,050	184.1%	11,820	2,025	483.7%

Net-interest Income After Provision	16,361	17,859	(8.4%)	26,770	35,023	(23.6%)

OTHER INCOME
Service Charges on Deposit Accounts	1,264	1,336	(5.4%)	2,530	2,665	(5.1%)
Other Service Charges, Commissions & Fees	920	851	8.1%	1,584	1,657	(4.4%)
Fiduciary Fees	210	256	(18.0%)	517	542	(4.6%)
Net Securities Gains	12	—	100.0%	12	—	100.0%
Other Operating Income	216	381	(43.3%)	487	723	(32.6%)

Total Other Income	2,622	2,824	(7.2%)	5,130	5,587	(8.2%)

OTHER EXPENSE
Salaries & Employee Benefits	7,193	6,870	4.7%	14,225	13,702	3.8%
Net Occupancy Expense	1,266	1,239	2.2%	2,694	2,587	4.1%
Equipment Expense	532	561	(5.2%)	1,065	1,133	(6.0%)
FDIC Assessments	624	1,261	(50.5%)	1,227	1,685	(27.2%)
Other Operating Expense	2,784	2,600	7.1%	5,071	5,100	(0.6%)

Total Other Expense	12,399	12,531	(1.1%)	24,282	24,207	0.3%

Income Before Provision for Income Taxes	6,584	8,152	(19.2%)	7,618	16,403	(53.6%)
Provision for Income Taxes	1,792	2,444	(26.7%)	1,294	5,036	(74.3%)

NET INCOME	$4,792	$5,708	(16.0%)	$6,324	$11,367	(44.4%)

Average:
Common Shares Outstanding	9,651,857	9,598,364	0.6%	9,643,056	9,594,294	0.5%
Dilutive Stock Options	7,915	16,500	(52.0%)	7,316	17,892	(59.1%)

Average Total	9,659,772	9,614,864	0.5%	9,650,372	9,612,186	0.4%
EARNINGS PER COMMON SHARE
Basic	$0.50	$0.59	(15.3%)	$0.66	$1.18	(44.1%)
Diluted	$0.50	$0.59	(15.3%)	$0.66	$1.18	(44.1%)